UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2006

SELECT COMFORT CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation or organization)

0-25121	41-1597886
(Commission File No.)	(IRS Employer Identification No.)

6105 Trenton Lane North, Minneapolis, Minnesota 55442
(Address of principal executive offices) (Zip Code)

(763) 551-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective as of March 2, 2006, the Board of Directors of Select Comfort Corporation (the “Company”) has approved the following compensation arrangements relative to our Chief Executive Officer and the next four most-highly compensated executive officers as of the end of fiscal 2005 (the “NEOs”):

(a)    Establishment of Performance Goals for 2006 under the Company’s Executive and Key Employee Incentive Plan.

The Company provides annual cash incentive compensation for executive officers and other employees under the Select Comfort Corporation Executive and Key Employee Incentive Plan, which plan was previously approved by shareholders. Consistent with the requirements of this plan, at the beginning of each fiscal year, the Compensation Committee of the Board of Directors determines:

•	The employees by grade level that are eligible to participate in the plan for the year;

•
The quarterly and/or annual performance goal or goals for the year (from among sales growth and volume, net operating profit, cash flow, earnings per share, return on capital employed, and/or return on assets);

•
For each eligible employee, (A) the target bonus level as a percentage of base compensation, (B) the portion of the target bonus level that is based on achievement of objective company performance goals, and (C) the portion of the target bonus level, if any, that is based on achievement of objective individual performance goals; and

•	The range of actual bonus payment levels, expressed as percentages of the target bonus levels, to be paid based on various levels of achievement of the performance goal or goals for the year.

For fiscal year 2005, the Compensation Committee: (i) selected Company-wide net operating profit as the primary performance goal and unit sales growth as a secondary performance goal; and (ii) maintained target bonus levels at 75% of base salary for the CEO and 55% of base salary for senior vice presidents.

(b)    Stock Option and Performance Share Awards.

The Board sought a commitment from William R. McLaughlin to remain in his position as Chairman and CEO of the Company for at least five more years. In exchange for this commitment, the Board offered a one-time grant of options representing five times Mr. McLaughlin’s normal annual grant, all of which options would cliff-vest at the end of five years (rather than vesting pro rata over four years as is standard for the Company’s stock option grants). This proposal also contemplates no additional stock option grants to Mr. McLaughlin during the five-year vesting period of the options described above. This offer was made and accepted by a letter dated March 2, 2006, a copy of which is filed herewith as Exhibit 10.1.

Including the stock options described above, the following table sets forth the stock option and performance share awards granted to the NEOs under the Select Comfort Corporation 2004 Stock Incentive Plan effective as of March 2, 2006.

Name	Title	# of Shares underlying Stock Option Grant	# of Shares underlying Performance Share Award(3)

William R. McLaughlin	Chairman & CEO	375,000(1)	25,000

Keith C. Spurgeon	Senior Vice President, Sales	14,000(2)	2,000

Kathryn V. Roedel	Senior Vice President, Global Supply Chain	15,000(2)	3,000

James C. Raabe	Senior Vice President & CFO	20,000(2)	4,000

Mark A. Kimball	Senior Vice President & General Counsel	17,000(2)	3,500

(1) This stock option grant represents nonqualified stock options with an exercise price of $36.97 per share (equal to the fair market value on the date of grant) and becoming exercisable only at the end of five years from the date of grant, subject to continuing service with the Company and subject to the other applicable terms and conditions of the Select Comfort Corporation 2004 Stock Incentive Plan.

(2) These stock option grants represent nonqualified stock options with an exercise price of $36.97 per share (equal to the fair market value on the date of grant) and becoming exercisable as to 25% of the shares underlying the grant as of each of the first four anniversaries of the date of grant, subject to continuing service with the Company and subject to the other applicable terms and conditions of the Select Comfort Corporation 2004 Stock Incentive Plan.

(3) These performance share awards represent grants of restricted stock that are subject to achievement of performance objectives. The number of shares underlying each performance share award may be wholly eliminated or increased by up to 50% depending on the level of achievement against Company-wide net operating performance objectives in 2006. The number of shares that are ultimately awarded based on performance in 2006 are then subject to cliff-vesting at the end of four years from the initial date of grant, subject to continuing service with the Company and subject to the other applicable terms and conditions of the Select Comfort Corporation 2004 Stock Incentive Plan.

(c)    Base Salary Levels.

The Compensation Committee of the Board of Directors approved the following base salary levels for the NEOs:

Name	Title	Base Salary

William R. McLaughlin	Chairman & CEO	$660,000

Keith C. Spurgeon	Senior Vice President, Sales	$284,000

Kathryn V. Roedel	Senior Vice President, Global Supply Chain	$260,000

James C. Raabe	Senior Vice President & CFO	$270,000

Mark A. Kimball	Senior Vice President & General Counsel	$255,000

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECT COMFORT CORPORATION
(Registrant)

Dated: March 6, 2006	By: /s/ Mark A. Kimball
Title: Senior Vice President & General Counsel

INDEX TO EXHIBITS

Exhibit No.     Description of Exhibit
10.1         Letter dated March 2, 2006